Exhibit 99.1

For Immediate Release
Contacts:
Stoney M. (“Mit”) Stubbs, Jr., CEO
Thomas G. Yetter, CFO
Email: ir@ffex.net
(214) 630-8090

Frozen Food Express Industries, Inc.
Announces Cash Dividend

Dallas, Texas, November 19, 2007— Frozen Food Express Industries, Inc. (Nasdaq: FFEX) announced today that its Board of Directors declared a cash dividend of $0.03 per share of its common stock.  The dividend will be paid on December 14, 2007 to shareholders of record as of November 28, 2007.

About FFEX
Frozen Food Express Industries, Inc. is a publicly-owned, temperature-controlled carrier of perishable and non-perishable goods on the North American continent.  Its services extend from Canada, throughout the 48 contiguous United States, into Mexico.  The refrigerated trucking company is the only one serving this market that is full-service – providing full-truckload, less-than-truckload and dedicated fleet transportation of refrigerated and frozen products.  Its refrigerated less-than-truckload operation is the largest on the North American continent.   Additional information about Frozen Food Express Industries, Inc. can be found at its Web site, http://www.ffex.net .